BLACK HILLS CORP. ANNOUNCES 24 PERCENT INCREASE IN 2014 FIRST QUARTER ADJUSTED EARNINGS PER SHARE AND INCREASES 2014 EARNINGS GUIDANCE

RAPID CITY, S.D. — May 1, 2014 — Black Hills Corp. (NYSE: BKH) today announced 2014 first quarter financial results. Net income, as adjusted, and net income were both $48 million, or $1.08 per diluted share, compared to net income, as adjusted of $38 million, or $0.87 per diluted share, and net income of $43 million, or $0.97 per diluted share, for the same period in 2013 (net income, as adjusted, is a non-GAAP measure, and an accompanying schedule for the GAAP to non-GAAP adjustment reconciliation is provided).

“We are pleased with the continued strong operational and financial performance of our businesses,” said David R. Emery, chairman, president and chief executive officer of Black Hills Corp. “Earnings of $1.08 per share reflect a 24 percent increase compared to adjusted earnings in the same period last year. Results were driven by earnings growth at our utilities, coal mining and power generation segments. Notably, our gas utilities' results were stronger than expected due to colder-than-normal weather, adding approximately $0.10 per share positive earnings impact. Interest expense declined substantially this quarter due to lower interest rates and settlement of interest rate swaps from refinancing activity in late 2013.”

	Three Months Ended March 31,
(in millions, except per share amounts)	2014	2013
Non-GAAP *:
Net income, as adjusted (non-GAAP)	$48.1	$38.4

Earnings per share, as adjusted, diluted (non-GAAP)	$1.08	$0.87

GAAP:
Net income	$48.1	$43.2

Earnings per share, diluted	$1.08	$0.97

* These are non-GAAP measures. Accompanying schedules for the GAAP to non-GAAP adjustment reconciliations are provided below.

“We continued to set a solid foundation for future earnings growth,” said Emery. “Construction of the $222 million Cheyenne Prairie Generating Station is on schedule and within budget. Three rate cases seeking to recover investments in the plant have been filed. We also placed two Mancos Shale horizontal wells on production during the quarter.”

Due to strong first quarter financial performance, primarily related to colder-than-normal weather, the company raised its 2014 earnings guidance range to $2.65 to $2.85 per share.

Black Hills Corp. highlights, recent regulatory filings and other updates include:

Utilities

•
On April 30, Colorado Electric filed a rate request with the Colorado Public Utilities Commission to increase its annual revenue by $8.0 million to recover increased operating expenses and infrastructure investments, including those for the Busch Ranch Wind Farm. The filing also seeks to implement a rider to recover a return on the construction costs of building a new natural gas-fired generating turbine that will replace the retired W.N. Clark power plant.

•
On April 29, Kansas Gas filed a rate request with the Kansas Corporation Commission to increase its annual revenue by $7.3 million, primarily to recover infrastructure investments made since its last rate filing in late 2006.

•
Construction for the 132 megawatt, natural gas-fired Cheyenne Prairie Generating Station in Cheyenne, Wyo., is on schedule and within budget. The new power plant is expected to begin commercial operation in October 2014. The plant will serve customers of Cheyenne Light and Black Hills Power in Wyoming and South Dakota.

•
On March 31, Black Hills Power filed a rate request with the South Dakota Public Utilities Commission to increase its annual revenue by $14.6 million to recover increased operating expenses and infrastructure investments, primarily for the Cheyenne Prairie Generating Station.

•
On March 21, Black Hills Power retired the Ben French, Neil Simpson I and Osage coal-fired power plants. These three plants, totaling 81 megawatts, were closed because of federal environmental regulations. These plants will largely be replaced by Black Hills Power's share of the Cheyenne Prairie Generating Station.

•
On Feb. 25, Colorado Electric received the final written order from the Colorado Public Utilities Commission approving a settlement agreement for the Electric Resource Plan filed by Colorado Electric on May 1, 2013. The settlement approved the construction of a 40 megawatt, natural gas-fired combustion turbine to replace W.N. Clark. The plan also included retirement of Pueblo 5 and 6 units.

•
On Jan. 17, Black Hills Power filed a request with the Wyoming Public Service Commission to increase its annual revenue by $2.8 million to recover increased operating expenses and investments made in electric infrastructure, including the Cheyenne Prairie Generating Station.

•
Our utilities continued to acquire small natural gas distribution systems adjacent to their existing service territories. A small natural gas system was purchased during the first quarter, adding approximately 70 new customers in Kansas. An acquisition was announced in January that will add 400 customers in northeastern Wyoming.

•
On Dec. 2, 2013, Cheyenne Light, Fuel & Power filed requests with the Wyoming Public Service Commission to increase its annual revenue by $14.1 million to recover increased operating expenses and investments in electric and natural gas infrastructure, including the Cheyenne Prairie Generating Station.

Non-regulated Energy

•	Two southern Piceance Basin horizontal wells, drilled and completed in the Mancos Shale formation in 2013, were placed on production during the first quarter.

Corporate

•
On April 28, Black Hills’ board of directors declared a quarterly dividend on the common stock. Shareholders of record at the close of business on May 16 will receive $0.39 per share, equivalent to an annual dividend rate of $1.56 per share, payable on June 1, 2014.

•	On Jan. 30, Moody's Investors Service upgraded the company's corporate credit rating to Baa1 from Baa2, with a stable outlook.

BLACK HILLS CORPORATION
CONSOLIDATED FINANCIAL RESULTS

(Minor differences may result due to rounding.)

	Three Months Ended March 31,
	2014	2013
	(in millions)
Net income (loss):
Utilities:
Electric	$14.6	$12.4
Gas	24.7	18.5
Total Utilities Group	39.3	30.9

Non-regulated Energy:
Power generation	8.1	5.6
Coal mining	2.4	1.1
Oil and gas	(2.0)	(0.1)
Total Non-regulated Energy Group	8.5	6.6

Corporate and Eliminations (a)	0.3	5.7

Net income (loss)	$48.1	$43.2

(a)
Financial results for the three months ended March 31, 2013 included a $4.8 million net after-tax non-cash mark-to-market gain on certain interest rate swaps. These same interest rate swaps were settled in November 2013.

	Three Months Ended March 31,
	2014	2013
Weighted average common shares outstanding (in thousands):
Basic	44,330	44,053
Diluted	44,554	44,312

Earnings per share:
Basic -
Total Basic Earnings Per Share	$1.09	$0.98

Diluted -
Total Diluted Earnings Per Share	$1.08	$0.97

2014 EARNINGS GUIDANCE RANGE INCREASED

The company raised its expected 2014 net income, as adjusted, to be in the range of $2.65 to $2.85 per share from $2.50 to $2.70 per share. The increased guidance range is based on strong first quarter financial performance and the assumptions listed below:

•	Capital spending of $449 million;

•
Normal operations and weather conditions for the remainder of the year within our utility service territories that impact customer usage, and planned construction, maintenance and/or capital investment projects;

•	Successful completion of rate cases for electric and gas utilities;

•	No significant unplanned outages at any of our power generation facilities;

•	Oil and natural gas production in the range of 11.0 to 12.0 Bcf equivalent;

•
Oil and natural gas annual average NYMEX prices of $4.57 per MMBtu for natural gas and $98.63 per Bbl for oil; production-weighted average well-head prices of $3.18 per MMBtu for natural gas and $86.83 per Bbl for oil, and average hedged prices received of $2.81 per MMBtu for natural gas and $83.67 per Bbl for oil;

•	Oil and natural gas depletion expense in the range of $2.15 to $2.35 per Mcfe;

•	No equity financing in 2014 except for approximately $3 million from the dividend reinvestment program;

•	No significant acquisitions or divestitures; and

•	No special items.

CONFERENCE CALL AND WEBCAST

Black Hills will host a live conference call and webcast at 11 a.m. EDT on Friday, May 2, 2014, to discuss our financial and operating performance.

To access the live webcast and download a copy of the investor presentation, go to the Black Hills website at www.blackhillscorp.com, and click on “Events and Presentations” in the “Investor Relations” section. The presentation will be posted on the website before the webcast. Listeners should allow at least five minutes for registering and accessing the presentation. Those interested in asking a question during the live broadcast or those without Internet access can call 877-280-4954 if calling within the United States. International callers can call 857-244-7311. All callers need to enter the pass code 93635706 when prompted.

For those unable to listen to the live broadcast, a replay will be available on the company’s website or by telephone through Friday, May 16, 2014, at 888-286-8010 in the United States and at 617-801-6888 for international callers. The replay pass code is 44907902.

USE OF NON-GAAP FINANCIAL MEASURE

As noted in this news release, in addition to presenting our earnings information in conformity with Generally Accepted Accounting Principles, the company provided non-GAAP earnings data reflecting adjustments for special items as specified in the GAAP to non-GAAP adjustment reconciliation table below. Net income (loss), as adjusted, is defined Net income (loss), adjusted for expenses, gains and losses that the company believes do not reflect the company’s core operating performance. Black Hills believes that non-GAAP financial measures are useful to investors because the items excluded may not be indicative of the company's continuing operating results. Company management uses these non-GAAP financial measures as an indicator for planning and forecasting future periods. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. The presentation of these non-GAAP financial measures should not be construed as an inference that future results will not be affected by unusual, non-routine, or non-recurring items.

Gross margin (revenue less cost of sales) is considered a non-GAAP financial measure due to the exclusion of depreciation from the measure. The presentation of gross margin is intended to supplement investors’ understanding of operating performance. Gross margin for our Electric Utilities is calculated as operating revenue less cost of fuel, purchased power and cost of gas sold. Gross margin for our Gas Utilities is calculated as operating revenues less cost of gas sold. Our gross margin is impacted by the fluctuations in power purchases and natural gas and other fuel supply costs. However, while these fluctuating costs impact gross margin as a percentage of revenue, they only impact total gross margin if the costs cannot be passed through to customers. Gross margin measure may not be comparable to other companies’ gross margin measure. Furthermore, this measure is not intended to replace operating income as determined in accordance with GAAP as an indicator of operating performance.

GAAP TO NON-GAAP ADJUSTMENT RECONCILIATION

	Three Months Ended March 31,
(In millions, except per share amounts)	2014		2013
(after-tax)	Income	EPS	Income	EPS
Net Income (loss) (GAAP)	$48.1	$1.08	$43.2	$0.97
Adjustments, after-tax:
Unrealized (gain) loss on certain interest rate swaps	—	—	(4.8)	(0.11)
Rounding	—	—	—	0.01
Total adjustments	—	—	(4.8)	(0.10)

Net income (loss), as adjusted (non-GAAP)	$48.1	$1.08	$38.4	$0.87

BUSINESS UNIT PERFORMANCE SUMMARY

Business Group highlights for the three months ended March 31, 2014, compared to the three months ended March 31, 2013, are discussed below. The following business group and segment information does not include certain intercompany eliminations. Minor differences in comparative amounts may result due to rounding. All amounts are presented on a pre-tax basis unless otherwise indicated.

Utilities Group

Net Income (loss) for the Utilities Group for the first quarter ended March 31, 2014, was $39 million, compared to $31 million in 2013.

Electric Utilities

	Three Months Ended March 31,		Variance
	2014	2013	2014 vs. 2013
	(in millions)
Gross margin	$95.4	$90.5	$4.9

Operations and maintenance	42.6	38.8	3.8
Depreciation and amortization	19.1	19.2	(0.1)
Operating income	33.7	32.5	1.2

Interest expense, net	(12.0)	(14.4)	2.4
Other (income) expense, net	0.3	0.3	—
Income tax benefit (expense)	(7.4)	(6.0)	(1.4)
Net Income (loss)	$14.6	$12.4	$2.2

	Three Months Ended March 31,
	2014	2013
Operating Statistics:
Retail sales - MWh	1,183,195	1,136,170
Contracted wholesale sales - MWh	95,228	103,784
Off-system sales - MWh	337,898	340,532
Total electric sales - MWh	1,616,321	1,580,486

Total gas sales - Cheyenne Light - Dth	1,855,498	1,945,884

Regulated power plant availability:
Coal-fired plants	95.5%	96.9%
Other plants (a)	78.1%	98.6%
Total availability	86.6%	97.8%

(a)	Three months ended March 31, 2014, reflects an unplanned outage due to a turbine bearing replacement and combustor upgrade at Pueblo Airport Generation Station.

First Quarter 2014 Compared with First Quarter 2013

Gross margin increased primarily due to $2.0 million on increased electric retail megawatt hours sold, and a return on additional investments which increased base electric margins by $3.0 million and increased rider margins by $3.3 million. These increases are partially offset by a charge to gross margin of $0.4 million reflecting a power cost sharing mechanism in place at Cheyenne Light, a $0.4 million decrease from wholesale quantities sold, a $0.9 million decrease from contract pricing for industrial customers, and a $1.9 million decrease resulting from energy cost adjustments.

Operations and maintenance increased primarily due to an increase in employee costs and property taxes.

Interest expense, net decreased primarily due to refinancing higher cost debt refinanced in the fourth quarter of 2013.

Income tax benefit (expense): The effective tax rate is higher in 2014 primarily due to the research and development tax credit not being extended to 2014. The first quarter of 2013 reflected the entire year of the 2012 research and development tax credit due to retroactive reinstatement in January 2013 by Congress of the credit.

Gas Utilities

	Three Months Ended March 31,		Variance
	2014	2013	2014 vs. 2013
	(in millions)
Gross margin	$84.8	$75.7	$9.1

Operations and maintenance	35.4	33.2	2.2
Depreciation and amortization	6.5	6.5	—
Operating income	42.9	36.0	6.9

Interest expense, net	(3.9)	(6.3)	2.4
Other expense (income), net	—	—	—
Income tax benefit (expense)	(14.4)	(11.2)	(3.2)
Net income (loss)	$24.7	$18.5	$6.2

	Three Months Ended March 31,
	2014	2013
Operating Statistics:
Total gas sales - Dth	29,150,704	24,450,133
Total transport volumes - Dth	21,278,066	18,826,199

First Quarter 2014 Compared with First Quarter 2013

Gross margin increased primarily due to colder weather than the same period in the prior year resulting in higher residential, commercial, and transport volumes sold. Heating degree days were 7 percent higher for the three months ended March 31, 2014, compared to the same period in the prior year and 14 percent higher than normal.

Operations and maintenance increased primarily due to an increase in employee costs and property taxes.

Interest expense, net decreased primarily due to refinancing higher cost debt in the fourth quarter of 2013.

Income tax benefit (expense): The effective tax rate for 2014 was slightly lower than 2013 due primarily to an increase in an estimated flow-through tax adjustment.

Non-Regulated Energy Group

Net income (loss) from the Non-regulated Energy group for the three months ended March 31, 2014, was $8.5 million, compared to Net income (loss) of $6.6 million for the same period in 2013.

Power Generation

	Three Months Ended March 31,		Variance
	2014	2013	2014 vs. 2013
	(in millions)
Revenue	$22.3	$20.4	$1.9

Operations and maintenance	7.7	7.8	(0.1)
Depreciation and amortization	1.2	1.2	—
Operating income	13.5	11.3	2.2

Interest expense, net	(0.9)	(2.7)	1.8
Other (income) expense, net	—	—	—
Income tax benefit (expense)	(4.5)	(3.0)	(1.5)
Net income (loss)	$8.1	$5.6	$2.5

	Three Months Ended March 31,
	2014	2013
Operating Statistics:
Contracted fleet power plant availability -
Coal-fired plants	99.3%	100.0%
Gas-fired plants	97.9%	98.6%
Total availability	98.2%	98.9%

First Quarter 2014 Compared with First Quarter 2013

Revenue increased primarily due to an increase in prices on delivered megawatt hours.

Depreciation and amortization was comparable to the same period in the prior year. The generating facility located in Pueblo, Colo., is accounted for as a capital lease under GAAP; as such, depreciation expense for the original cost of the facility is recorded at Colorado Electric for segment reporting purposes.

Interest expense, net decreased primarily due to refinancing higher cost project debt and settling associated interest rate swaps in the fourth quarter of 2013.

Income tax benefit (expense): The effective tax rate in 2013 was favorably impacted by a state tax adjustment.

Coal Mining

	Three Months Ended March 31,		Variance
	2014	2013	2014 vs. 2013
	(in millions)
Revenue	$15.5	$13.6	$1.9

Operations and maintenance	10.1	10.2	(0.1)
Depreciation, depletion and amortization	2.7	2.9	(0.2)
Operating income (loss)	2.7	0.6	2.1

Interest (expense) income, net	(0.1)	(0.1)	—
Other income (expense), net	0.6	0.6	—
Income tax benefit (expense)	(0.7)	—	(0.7)
Net income (loss)	$2.5	$1.1	$1.4

	Three Months Ended March 31,
	2014	2013
Operating Statistics:	(in thousands)
Tons of coal sold	1,087	1,053
Cubic yards of overburden moved	910	1,059

First Quarter 2014 Compared with First Quarter 2013

Revenue increased primarily due to an 11 percent increase in price per ton sold and a 3 percent increase in tons sold. Approximately 50 percent of our coal production is sold under contracts that include price adjustments based on actual mining costs, including income taxes.

Operations and maintenance was comparable to prior year, reflecting a lower stripping ratio that drove a decline in overburden removal costs, and a favorable coal tax adjustment of $0.7 million, partially offset by an increase in repairs and maintenance.

Income tax benefit (expense): The increase in the effective tax rate in 2014 is due primarily to the reduced impact of the tax benefit of percentage depletion.

Oil and Gas

	Three Months Ended March 31,		Variance
	2014	2013	2014 vs. 2013
	(in millions)
Revenue	$14.9	$15.3	$(0.4)

Operations and maintenance	11.1	10.3	0.8
Depreciation, depletion and amortization	6.6	5.4	1.2
Operating income	(2.9)	(0.3)	(2.6)

Interest income (expense), net	(0.5)	0.1	(0.5)
Other (income) expense, net	—	(0.1)	0.1
Income tax benefit (expense), net	1.3	0.2	1.1
Net income (loss)	$(2.0)	$(0.1)	$(1.9)

	Three Months Ended March 31,		Increase
	2014	2013	(Decrease)
Operating Statistics:
Bbls of crude oil sold	74,262	96,803	(23)%
Mcf of natural gas sold	1,759,964	1,732,950	2%
Gallons of NGL sold	1,135,721	945,814	20%
Mcf equivalent sales	2,367,782	2,448,884	(3)%

Depletion expense/Mcfe	$2.25	$1.78	26%

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013
	Crude Oil	Natural Gas	Natural Gas Liquids	Crude Oil	Natural Gas	Natural Gas Liquids
Average Prices	(Bbl)	(MMcf)	(gallons)	(Bbl)	(MMcf)	(gallons)
Average hedged price received	$90.75	$3.35	$1.17	$89.73	$2.96	$0.94

Average well-head price	$90.75	$3.22		$87.78	$1.87

First Quarter 2014 Compared with First Quarter 2013

Revenue decreased primarily due to a 3 percent decrease in production primarily driven by normal declines on non-operated crude oil volumes sold, partially offset by a 13 percent increase in the average hedged price received for natural gas sold, and a 1 percent increase in the average price received for crude oil sold.

Operations and maintenance costs increased primarily due to higher non-operated well costs, higher production taxes and ad valorem taxes on higher natural gas revenue.

Depreciation, depletion and amortization increased primarily due to a higher depletion rate.

Income tax (expense) benefit: Each period presented reflects a tax benefit that was favorably impacted by the tax effect of essentially the same amount of estimated percentage depletion deduction.

Corporate Activities

First Quarter 2014 Compared with First Quarter 2013

Net income (loss) for Corporate activity was $0.3 million for the three months ended March 31, 2014, compared to net income (loss) of $5.7 million for the three months ended March 31, 2013. The variance from the prior year was primarily due to:

•
The settlement of the de-designated interest rate swaps in the fourth quarter of 2013 resulted in no mark-to-market activity for the three months ended March 31, 2014, compared to a mark-to-market gain of $7.5 million recorded for the three months ended March 31, 2013.

•
The income for the three months ended March 31, 2014, included lower interest expense as compared to the three months ended March 31, 2013, as a result of lower interest rate debt from refinancing activities in fourth quarter 2013, and the avoided settlement cost on the de-designated interest rate swaps, which were terminated in fourth quarter 2013.

ABOUT BLACK HILLS CORP.

Black Hills Corp. (NYSE: BKH) is a growth-oriented, vertically-integrated energy company with a tradition of exemplary service and a vision to be the energy partner of choice. Based in Rapid City, S.D., the company serves 777,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company generates wholesale electricity, and produces natural gas, crude oil and coal. Black Hills Corp.'s 1,948 employees partner to produce results that improve life with energy. More information is available at www.blackhillscorp.com.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes, without limitations, our 2014 earnings guidance. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation, the risk factors described in Item 1A of Part I of our 2013 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time, and the following:

•	The accuracy of our assumptions on which our earnings guidance is based;

•
Our ability to obtain adequate cost recovery for our utility operations through regulatory proceedings and favorable rulings in periodic applications to recover costs for capital additions, plant retirements and decommissioning, fuel, transmission, purchased power, and other operating costs and the timing in which new rates would go into effect;

•	Our ability to gain regulatory approval and favorable regulatory treatment for putting generation into rate base;

•
Our ability to complete our capital program in a cost-effective and timely manner, including our ability to successfully develop our Mancos Shale reserves located in the San Juan and southern Piceance Basins;

•	Our ability to provide accurate estimates of proved crude oil and gas reserves and future production and associated costs; and

•	Other factors discussed from time to time in our filings with the SEC.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

(Minor differences may result due to rounding.)

	Consolidating Income Statement
Three Months Ended March 31, 2014	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$178.1	$259.3	$1.3	$6.6	$14.8	$0.0	$0.0	$0.0	$0.0	$460.1
Intercompany revenue	4.0	—	21.0	8.8	—	56.7	—	(0.5)	(90.0)	—
Fuel, purchased power and cost of gas sold	86.7	174.5	—	—	—	—	(1.0)	—	(29.8)	230.4
Gross Margin	95.4	84.8	22.3	15.4	14.8	56.7	1.0	(0.5)	(60.2)	229.7

Operations and maintenance	42.6	35.4	7.6	10.0	11.1	54.3	—	—	(56.9)	104.1
Depreciation, depletion and amortization	19.1	6.5	1.2	2.7	6.6	1.7	(1.8)	—	—	36.0
Operating income	33.7	42.9	13.5	2.7	(2.9)	0.7	2.8	(0.5)	(3.3)	89.6

Interest expense, net	(13.5)	(4.1)	(1.2)	(0.1)	(0.7)	(12.8)	—	—	14.9	(17.5)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	—	—	—	—	—
Interest income	1.3	0.2	0.1	—	0.3	12.5	—	—	(14.0)	0.4
Other income (expense)	0.3	—	—	0.5	—	28.5	—	—	(28.4)	0.9
Income tax benefit (expense)	(7.2)	(14.3)	(4.3)	(0.7)	1.3	—	(0.1)	—	—	(25.3)
Net income (loss)	$14.6	$24.7	$8.1	$2.4	$(2.0)	$28.9	$2.7	$(0.5)	$(30.8)	$48.1

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

	Consolidating Income Statement
Three Months Ended March 31, 2013	Electric Utilities (a)	Gas Utilities	Power Generation (a)	Coal Mining	Oil and Gas	Corporate	Electric Utility Inter-Co Lease Elim (a)	Power Generation Inter-Co Lease Elim (a)	Other Inter-Co Eliminations	Total
	(in millions)
Revenue	$158.5	$199.8	$1.0	$6.0	$15.3	$—	$—	$—	$—	$380.7
Intercompany revenue	4.1	—	19.3	7.6	—	57.2	—	0.4	(88.7)	—
Fuel, purchased power and cost of gas sold	72.1	124.1	—	—	—	—	0.9	—	(28.9)	168.2
Gross margin	90.5	75.7	20.4	13.6	15.3	57.1	(0.9)	0.4	(59.7)	212.5

Operations and maintenance	38.8	33.2	7.8	10.2	10.3	50.7	—	—	(53.1)	97.9
Depreciation, depletion and amortization	19.2	6.5	1.2	2.9	5.4	3.0	(3.3)	2.9	(3.0)	34.8
Operating income	32.5	36.0	11.4	0.6	(0.3)	3.5	2.4	(2.5)	(3.7)	79.8

Interest expense, net	(15.5)	(6.8)	(2.9)	(0.1)	(0.4)	(21.1)	—	—	23.4	(23.4)
Interest rate swaps - unrealized (loss) gain	—	—	—	—	—	7.5	—	—	—	7.5
Interest income	1.1	0.5	0.2	—	0.4	17.5	—	—	(19.4)	0.4
Other income (expense)	0.3	—	—	0.6	(0.1)	23.1	—	—	(23.4)	0.5
Income tax benefit (expense)	(6.0)	(11.2)	(3.0)	—	0.2	(1.6)	(0.9)	0.9	—	(21.6)
Net income (loss)	$12.4	$18.5	$5.6	$1.1	$(0.1)	$28.8	$1.5	$(1.6)	$(23.1)	$43.2

(a)
The generating facility owned by Black Hills Colorado IPP at our Pueblo Airport Generating Station which sells energy and capacity under a 20-year PPA to Colorado Electric is accounted for as a capital lease. Therefore, revenue and expense of the Electric Utilities and Power Generation segments reflect adjustments for lease accounting which are eliminated in consolidation.

Investor Relations:
Jerome Nichols	605-721-1171

Media Contact:
24-hour Media Assistance	866-243-9002